EXHIBIT 99.1

ZUMIEZ INC. ANNOUNCES CORONAVIRUS RELATED BUSINESS UPDATE

LYNNWOOD, Wash., March 18, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today announced business updates in response to the continued impact from novel coronavirus (COVID-19).

With the current outbreak of COVID-19, the Company’s primary focus and attention is directed towards the well being of its employees, its customers and the general public as it does its part to help contain this global pandemic.  Accordingly, the Company will temporarily close all of its stores in the U.S. and Canada effective as of March 19, 2020.  This temporary closure of stores is expected to last until April 3, 2020 but it could be shorter or longer depending on guidance and direction from government and health officials.  The Company’s Blue Tomato stores in Europe are also currently temporarily closed pursuant to government directives.  The Company will continue to serve its customers in these regions through its ecommerce websites at Zumiez.com, Zumiez.ca, and blue-tomato.com.

Due to the fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company is withdrawing guidance previously issued for the first quarter and full year fiscal 2020.  The Company is not providing an updated outlook at this time.

About Zumiez Inc.
Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 29, 2020 we operated 718 stores, including 607 in the United States, 52 in Canada, 48 in Europe and 11 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended March 16, 2020 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200